Exhibit 99.3

Sterling Group Listed on Berlin Bremen Stock Exchange
Tuesday April 6, 9:00 am ET

VANCOUVER, British Columbia--(BUSINESS WIRE)--April 6, 2004--Sterling Group Ventures Inc. (the "Company")(OTCBB:SGGV - News; BERLIN:GD7 - News) is pleased to announce that it has been listed on Berlin Bremen Stock Exchange under the symbol GD7. On YAHOO, its symbol is SGGV.BE.

Mr. Gerald Runolfson is appointed a Director of the Company and replaces Mr. Brian Doutaz. Mr. Runolfson is a professional engineer (P. Eng.) and has been in the construction industry for over 35 years. He is currently President and controlling shareholder of Elkon Products Inc., a company that has the exclusive distribution rights for all silica fume produced in Canada. Silica fume is used in oil well cementing operation and concrete construction. Major customers include Halliburton and BJ Services. Mr. Runolfson has been a Director of a number of public companies.

Mr. Brian Doutaz has resigned as Director of the Company.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business.

ON BEHALF OF THE BOARD OF DIRECTORS

Raoul Tsakok, Chairman

Contact:

Sterling Group Ventures Inc.
Raoul Tsakok
Chairman
(604) 893-8891
OR
Sterling Group Ventures Inc.
Richard Shao
President
(604) 893-8891
Fax: (604) 408-8515
Website: www.sterlinggroupventures.com